Exhibit (h)(12)(iii)

                                 WESTCORE TRUST
                                   Suite 3100
                             370 Seventeenth Street
                             Denver, Colorado 80202
                             as of January 11, 2001


PaineWebber Incorporated
265 Franklin Street
Boston, Massachusetts 02110
Attention:  Global Portfolio Lending

RE: Securities Lending Agency Client Agreement dated as of March 27, 1998 (the "Agreement"), between PaineWebber Incorporated ("PaineWebber") and Westcore Trust ("Westcore" or the "Trust") and each of the Westcore Funds listed as Clients on Exhibit 1 thereto, as amended

Dear Sir or Madam:

     Pursuant to Section 7(a) of the above referenced Agreement, the purpose of this letter is to obtain the written consent of PaineWebber to modify Exhibit 1 to the Agreement. Following your review and approval, the enclosed Exhibit 1 will supercede the Exhibit 1 currently attached to the Agreement and each of the Westcore Funds listed on the enclosed Exhibit 1 will be Clients under the Agreement. Please acknowledge your consent below and also initial and date the enclosed Exhibit 1. Please return a duplicate of this letter and Exhibit 1 to my attention at the above address. Capitalized terms used herein and not otherwise defined will have the meaning assigned to such terms in the Agreement.

     The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and
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bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.


                                        Sincerely,

                                        /s/ Jasper R. Frontz
                                        Name:Jasper R. Frontz
                                        Title: Treasurer



AGREED TO AND ACCEPTED:

UBS PAINEWEBBER INCORPORATED



By:/s/ Denise E. Karabots
Name: Denise E. Karabots
Title: Senior Vice President
Date: 1/15/02

                                  EXHIBIT 1 TO
                   SECURITIES LENDING AGENCY CLIENT AGREEMENT
                           DATED AS OF MARCH 27, 1998
                                     BETWEEN
                   PAINEWEBBER INCORPORATED AND WESTCORE TRUST
                         AND EACH OF THE WESTCORE FUNDS
                       LISTED AS CLIENTS ON THIS EXHIBIT 1

                              (LISTING OF CLIENTS)


          Westcore Small-Cap Opportunity Fund

          Westcore MIDCO Growth Fund

          Westcore Blue Chip Fund

          Westcore Growth and Income Fund

          Westcore Flexible Income Fund

          Westcore Plus Bond Fund

          Westcore Small-Cap Growth Fund

          Westcore International Frontier Fund

          Westcore International Select Fund

          Westcore Select Fund

          Westcore Mid-Cap Opportunity Fund




Dated as of January 11, 2001

UBS PAINEWEBBER INCORPORATED

/s/ DK